The Ensign Group Acquires Office Building in Orange County, California

MISSION VIEJO, Calif., June 19, 2018 - The Ensign Group, Inc. (NASDAQ: ENSG), the parent company of the Ensign™ group of skilled nursing, rehabilitative care services, home health care, hospice care and assisted living companies, announced today that a wholly-owned subsidiary acquired an office building located in San Juan Capistrano, California. The acquisition was effective June 13, 2018.
“We are thrilled to announce that we have purchased office space in nearby San Juan Capistrano to accommodate our growing Service Center team,” said Christopher Christensen, Ensign's President and Chief Executive Officer. “With our existing lease in Mission Viejo set to expire in 2019, we diligently reviewed current market conditions as well as the Service Center’s short- and long-term real estate needs. After considering dozens of possibilities over the last 18 months, we determined that owning the Service Center made the most sense financially and operationally,” he added.
Christensen also announced that the property consists of approximately 115,517 square feet of usable office space, and that the buildings are currently 92% occupied by third-party tenants. The Company closed with cash drawn from its revolver and is currently working on favorable long-term, fixed-rate financing options that it expects to complete in the third quarter.
"We carefully selected this space based on the attractive and convenient location for our current and future team members as well as our third-party tenants. With this ownership, we not only expect to save millions of dollars in future rental increases for decades to come, but we are most excited about the ability this will give us to continue to attract and retain the best and brightest Service Center leaders,” he added.
The Company anticipates entering into a lease with its wholly-owned subsidiary, Ensign Services, Inc. (“Ensign Services”), and expects Ensign Services to occupy a portion of the space upon termination of its existing office leases in 2019. Ensign also expects to continue favorable third-party leasing arrangements for any space not occupied by Ensign Services.
Ensign's growing portfolio consists of 184 skilled nursing operations, 22 of which also include assisted living operations, 51 assisted and independent living operations, 22 hospice agencies, 20 home health agencies and four home care businesses and one office building across fifteen states. Ensign owns the real estate at 67 of its 235 healthcare operations. Mr. Christensen reaffirmed that the organization is actively seeking opportunities to acquire real estate and to lease both well-performing and struggling skilled nursing, assisted living and other healthcare related businesses throughout the United States.

About EnsignTM

The Ensign Group, Inc.'s independent operating subsidiaries provide a broad spectrum of skilled nursing and assisted living services, physical, occupational and speech therapies, home health and hospice services and other rehabilitative and healthcare services at 235 healthcare facilities, 22 hospice agencies, 20 home health agencies and four home care businesses in California, Arizona, Texas, Washington, Utah, Idaho, Colorado, Nevada, Iowa, Nebraska, Oregon, Wisconsin, Kansas, South Carolina, and Oklahoma. More information about Ensign is available at http:/www.ensigngroup.net.

Contact Information

The Ensign Group, Inc., (949) 487-9500, ir@ensigngroup.net.

SOURCE: The Ensign Group, Inc.